Exhibit 99.2

Nova Elects Energy Veteran to Board of Directors

Former Halliburton Executive to Lend Energy Expertise to Alternative Fuel Company

HOUSTON, TX — July 10, 2006 — Nova Energy Holding, Inc. (OTC: NVAO) announced today that it has elected Jody Powers, former President of Halliburton Energy Services, to its board of directors.

“Jody Powers has had an incredible career, and he brings a wealth of energy industry expertise to our board of directors,” said Kenneth Hern, Nova’s Chairman and CEO. “His knowledge base in the oil industry and his corporate strategy expertise will add powerful leadership to our board and executive team.”

Mr. Powers worked for Halliburton Energy Services for nearly 35 years. He began his career in the company’s Wireline Division in 1968 and was promoted to managerial positions in operations, business development and manufacturing, split equally between the U.S. and abroad. In 1988, he was promoted to international vice president. In 1990, he assumed the position of senior vice president of operations and marketing.

As president, Mr. Powers was responsible for multi-billion-dollar budgets and for 30,000 employees working in more than 100 countries. He retired from Halliburton in 2002. He then was elected to the board of directors for Magnum Hunter Resources, an NYSE-listed company before being acquired by Cimarex, where he served as chairman of the Compensation Committee. He is a member of the Society of Professional Engineers and the American Petroleum Institute 25 Year Petroleum Club. He also is active in the National Ocean Industries Association. He earned a bachelor’s degree in economics and finance from the University of Houston in 1968.

“I am very pleased to join Nova Energy’s board,” said Mr. Powers. “Throughout my years of service in the oil and gas industry I witnessed tremendous change, and one thing is very clear, our country needs to move away from dependency on foreign oil. I’m excited about Nova’s potential, and the impact alternative fuels can have on our environment and our economy.”

About Nova Energy Holding, Inc.
Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova Energy can be found at www.novaenergyholding.com.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.